                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13b-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2
                                (AMENDMENT NO.)(1)


                            ADVANCED MAGNETICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   00753P 10 3
                                 (CUSIP Number)


                                 DECEMBER 28, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)


------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.         00753P 10 3                             13G      PAGE 2 OF 8 PAGES
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   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a) /X/  (b) / /
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                             0
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                       385,413
        REPORTING         ------------------------------------------------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                            0
                          ------------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                          385,413
--------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   385,413
--------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                     / /
--------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.7%
--------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         00753P 10 3                             13G      PAGE 3 OF 8 PAGES
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--------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND II, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a) /X/  (b) / /
--------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                             0
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                       394,257
        REPORTING         ------------------------------------------------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                            0
                          ------------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                          394,257
--------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   394,257
--------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                     / /
--------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.8%
--------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         00753P 10 3                             13G      PAGE 4 OF 8 PAGES
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   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a) /X/  (b) / /
--------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                             0
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                       796,050
        REPORTING         ------------------------------------------------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                            0
                          ------------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                          796,050
--------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   796,050
--------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                     / /
--------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   11.8%
--------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
--------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         00753P 10 3                             13G      PAGE 5 OF 8 PAGES
----------------------------------------------------               -------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a) /X/  (b) / /
--------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------------------------------------------
         NUMBER             5    SOLE VOTING POWER
           OF                             0
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY EACH                       796,050
        REPORTING         ------------------------------------------------------------------------------------------
         PERSON             7    SOLE DISPOSITIVE POWER
          WITH                            0
                          ------------------------------------------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                          796,050
--------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   796,050
--------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                     / /
--------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   11.8%
--------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA, CO
--------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         00753P 10 3            13G    PAGE 6 OF 8 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  Advanced Magnetics, Inc. ("Advanced Magnetics")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  61 Mooney Street
                  Cambridge, MA  02138-1038

ITEM 2(a).        NAME OF PERSON FILING:

                  This Schedule 13G is being filed on behalf of the following persons*:

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
                  (iii)    BVF Partners, L.P.  ("Partners")
                  (iv)     BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:                          a Delaware limited partnership
                  BVF2:                         a Delaware limited partnership
                  Partners:                     a Delaware limited partnership
                  BVF Inc.:                     a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).        CUSIP NUMBER:

                  00753P 10 3

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CUSIP NO.         00753P 10 3            13G    PAGE 7 OF 8 PAGES
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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
                  THIS BOX:  /X/

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp.2 - 5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  BVF shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. BVF Inc. also shares voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF, BVF2 and Partners, certain other managed accounts on whose behalf BVF Inc., as investment manager, purchased such shares. None of the managed accounts individually own more than 5% of the Stock of the Issuer.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

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CUSIP NO.         00753P 10 3            13G    PAGE 8 OF 8 PAGES
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ITEM 10.          CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

Dated:   January 7, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            --------------------------
                                            Mark N. Lampert
                                            President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            --------------------------
                                            Mark N. Lampert
                                            President

                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:      /s/ Mark N. Lampert
                                    --------------------------
                                    Mark N. Lampert
                                    President

                  BVF INC.


                  By:      /s/ Mark N. Lampert
                           --------------------------
                           Mark N. Lampert
                           President